Exhibit 99.1

    AEP Industries Inc. Announces Completion of the Tender Offer and Consent Solicitation for Any and All of its 9.875% Senior Subordinated Notes Due 2007

    SOUTH HACKENSACK, N.J., March 18 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI) (the "Company") announced today the closing of its previously announced tender offer and consent solicitation as described in its Offer to Purchase and Consent Solicitation Statement dated February 17, 2005 for any and all of the $200,000,000 aggregate principal amount of outstanding 9.875% Senior Subordinated Notes due 2007 (the "Notes") (CUSIP No. 001031 AC7). The tender offer and consent solicitation expired at 12:00 midnight, New York City Time on March 17, 2005.

    As of 12:00 midnight, New York City Time on March 17, 2005, the Company received tenders for $166,867,000 aggregate principal amount of Notes, representing approximately 83.4% of the outstanding Notes.

    In connection with the consent solicitation, the Company executed a supplemental indenture that eliminated substantially all of the restrictive covenants and certain event of default provisions from the indenture governing the Notes.

    Merrill Lynch & Co. acted as the exclusive dealer manager and consent solicitation agent for the tender offer and consent solicitation.

    On March 18, 2005, the Company issued a notice to redeem the remaining $33,133,000 aggregate principal amount of Notes that were not tendered in the tender offer, pursuant to the terms of the indenture governing the Notes.

    This press release shall not constitute an offer to sell or the solicitation of an offer to buy in any state in which such offer or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state.

    This press release shall not constitute an offer to purchase or the solicitation of an offer to sell or a solicitation of consents with respect to the Notes. The tender offers and consent solicitations may only be made in accordance with the terms of and subject to the conditions specified in the Offers to Purchase and Consent Solicitation Statements, dated February 17, 2005, and the related Letter of Transmittal and Consent, which more fully set forth the terms and conditions of the tender offers and consent solicitations.

    AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in eight countries throughout North America, Europe and Australasia.

    Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with availability of raw materials, pricing, volume, cash flow guidance, potential technological changes, fluctuations in exchange rates and conditions of markets. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

SOURCE  AEP Industries Inc.
    -0-                             03/18/2005
    /CONTACT: Paul Feeney, Executive Vice President and Chief Financial Officer of AEP Industries, +1-201-807-2330, feeneyp@aepinc.com/